Exhibit 99.1

180 Life Sciences and University of Oxford Announce Publication of Positive Phase 2b Dupuytren’s Disease Study Results in The Lancet Rheumatology

•	The study achieved the primary endpoint of reduction in nodule hardness at 12 months and secondary endpoint of reduction in nodule size at multiple time points including 12 months

•	The treatment arm showed that nodules continued to soften and regress at the 18-month follow up, nine months after the final dose

•	Trial funded by the Health Innovation Challenge Fund (Wellcome Trust, Department of Health and Social Care) and 180 Life Sciences, and sponsored by the University of Oxford

PALO ALTO, Calif., April 29, 2022 -- 180 Life Sciences Corp. (NASDAQ: ATNF) (“180 Life Sciences” or the “Company”), a clinical-stage biotechnology company focused on the development of novel drugs that fulfill unmet needs in inflammatory diseases, fibrosis and pain, in collaboration with the University of Oxford, today announced final results from its Phase 2b study in patients with Dupuytren’s disease. The positive data results were published today in The Lancet Rheumatology.

“These results present the potential for an earlier treatment for patients with Dupuytren’s disease, which is easy to diagnose at an early stage,” said James Woody, M.D., Chief Executive Officer of 180 Life Sciences, who continued, “Treatment with anti-TNF injections could bring long lasting respite and prevent the disease from advancing to the stage that surgery is needed to maintain hand function. This study demonstrates that anti-TNF injections into the hand could have a durable response following treatment, potentially delaying or preventing the eventual progression to finger contractions and disability.”

Fibrosis of the hand, known as Dupuytren’s disease, is a common chronic, progressive condition that causes the fingers to curl irreversibly into the palm and can be very disabling. Approximately 20-35% of patients with a palmar nodule progress to finger contractures. Roughly 12 million patients in the U.S., 2.5 million in the U.K. and 22 million in the EU have Dupuytren’s disease. Currently, there is no approved treatment for early-stage disease and patients must wait until the disease progresses with loss of hand function before undergoing surgery or treatment with collagenase. Unfortunately, the disease tends to recur after these treatments.

The Phase 2b trial was designed as a randomized, double-blind, placebo-controlled study to assess the efficacy of local injection of anti-TNF treatment, adalimumab, in participants with early-stage Dupuytren’s disease and was led by Professor Jagdeep Nanchahal, clinician-scientist at the University of Oxford and Chairman of the Clinical Advisory Board at 180 Life Sciences who said: “This trial represents the clinical translation of our laboratory findings where we identified of TNF as a therapeutic target2,3, and the Phase 2a dose ranging clinical trial to identify the optimal dose and formulation4 effective in downregulating myofibroblasts,”. The trial recruited 140 patients from two sites in the U.K. Patients were randomized 1:1 to the treatment arm or placebo. Patients in the treatment arm received four injections of 40mg adalimumab in 0.4ml at baseline, which was determined to be most efficacious in the earlier Phase 2a study, at three, six and nine months. Patients were followed up at 12 and 18 months. Eligibility criteria included adults with early-stage Dupuytren’s disease and a clinically distinct nodule with a clear history of progression in the preceding six months. The trial was funded by the Health Innovation Challenge Fund (Wellcome Trust, Department of Health and Social Care) and 180 Life Sciences, and sponsored by the University of Oxford.

The primary endpoint from the Phase 2b trial was nodule hardness at 12 months measured with a durometer. Nodule size, a key secondary endpoint, was measured using an ultrasound scan at 12 and 18 months. Key findings of the study were:

•	Nodule hardness was lower in the anti-TNF treatment arm compared to placebo (-4.6AU; 95% CI -7.1 to -2.2; p=<0.0002) at 12 months and decreased further at 18 months (-5.8AU; 95% CI -8.7 to -3.0; p=<0.0001), 9 months after the last injection.
•	Nodule size (area), measured using ultrasound scan, was also lower in the anti-TNF treatment arm compared to placebo at 12 months (-8.4mm2; 95% CI -13.8 to -2.9; p=<0.0025), and decreased further at 18 months (-14.4mm2; 95% CI -19.9 to -9.0; p=<0.0001).
•	There were no treatment-related serious adverse events in the trial.
•	Patient compliance was high, with 84% returning for all 4 injections.
•	Fewer patients in the treatment group underwent or were awaiting surgery compared to placebo at 18 months. However, the overall numbers were small and longer-term follow up would be required to confirm this.

“We believe that these results herald a dramatic change in treatment options for Dupuytren’s disease,” said Professor Sir Marc Feldmann, Founder and Co-Chairman of 180 Life Sciences. “These results show that Anti-TNF injections into the hand can be effective in controlling the palmar nodule, potentially preventing or reducing disease progression and avoiding the need for much more invasive treatments.”

In conclusion, the data showed that in patients receiving anti-TNF treatment, nodules continued to soften and regress at the 18-month follow up, which was nine months after the final dose. These results suggest that treatment of early-stage Dupuytren’s disease with adalimumab can have a profound local biological effect and potentially provide a much-needed early therapeutic option for patients with a chronic, debilitating disease.

References

1. J. Nanchahal, Anti-Tumour Necrosis Factor Therapy for Early Stage Dupuytren’s Disease (RIDD): a phase 2b randomised double blind, placebo-controlled trial. The Lancet Rheumatology. Issue: pages (2022).

2. L. S. Verjee, Unraveling the signaling pathways promoting fibrosis in Dupuytren's disease reveals TNF as a therapeutic target. PNAS. 110 (10), E928-E937 (2013).

3. D. Izadi, Identification of TNFR2 and IL-33 as therapeutic targets in localized fibrosis. Science Advances. 5(12), eaay0370 (2019).

4. J. Nanchahal, Anti-Tumour Necrosis Factor Therapy for Dupuytren's Disease: A Randomised Dose Response Proof of Concept Phase 2a Clinical Trial. EBioMedicine. 33, (282-288) (2018).

About 180 Life Sciences Corp.

180 Life Sciences Corp. is a clinical-stage biotechnology company focused on the development of novel drugs that fulfill unmet needs in inflammatory diseases, fibrosis and pain by leveraging the combined expertise of luminaries in therapeutics from Oxford University, the Hebrew University and Stanford University. 180 Life Sciences is one of the leaders into solving one of the world’s biggest drivers of disease – inflammation. The Company is driving groundbreaking studies into clinical programs, which are seeking to develop novel drugs addressing separate areas of inflammation for which there are no effective therapies. The Company’s primary platform is a novel program to treat fibrosis using anti-TNF (tumor necrosis factor).

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